[Andrx Letterhead]

October 18, 2005

Dear CUSTOMER NAME:

We greatly value our relationship with you and recognize the importance of our partnership with you and our other customers for the continued success of our business. We also understand that keeping you apprised of the important developments at Andrx, particularly those related to our product line, strengthens this valued relationship. With that in mind, we wanted to review for you the status of developments with the FDA.

As you may know from our public announcements, we are currently working with the FDA regarding the agency’s observations from their inspection of our plant in May 2005. While that process is ongoing, the FDA has determined that they will hold off approving our pending new generic drug applications. We would emphasize that this status does not at this time affect our approved products or our ability to submit new generic drug applications. In fact, the FDA continues to review our approximately 30 ANDAs and, as recently as last week, the FDA advised us that another of our products is ready for approval pending resolution of the agency’s inspection observations.

Since February 2004, we have focused a great deal of energy and resources on improving our Manufacturing and Quality processes. We are taking these steps in the belief that implementing more mature systems and improving capacity will serve our customers and us well in the future. We are pleased that the underlying Manufacturing and Quality data now reflect important improvements to our systems. On that basis, we are confident the FDA will see these improvements following a re-inspection of our facility.

In working to resolve the FDA’s inspection observations, we have submitted thorough and detailed responses. We currently anticipate a meeting to take place with the FDA in November, and anticipate that following this meeting a re-inspection will occur. While we cannot predict the timing or outcome of the re-inspection, we are cautiously optimistic the FDA will note the changes we have implemented so that a resolution may be reached in the near term.

As we continue to conduct business as usual, we remain in robust financial health. As you may know, we reported cash and investments totaling approximately $345 million and no long-term debt outstanding as of our last SEC report. In fact, we recently took action to cancel our $185 million line of credit with Bank of America, as we had no borrowings and no anticipated need for borrowings under that line.

As to the future, we believe the outlook for Andrx is enhanced by the strategic decisions and investments we make today. Our senior management team has been significantly strengthened by new hires in the areas of science and technology, quality assurance, manufacturing operations, and business development. During the last 18 months, we have invested nearly $100 million to expand and improve our manufacturing facilities in Florida. We recently signed a long-term lease for 165,000 square feet to be the home of our new packaging facility, IS operations and Quality operations.

In short, count on Andrx to be there for you and your business.

We thank you for your continued support and valued partnership, and, as always, welcome the opportunity to hear from you.

Sincerely,

/s/ Thomas P. Rice	/s/ Larry Rosenthal

Thomas P. Rice Chief Executive Officer	Larry Rosenthal President, Andrx Pharmaceuticals, Inc.